EXHIBIT 16

October 28, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Mission Community Bancorp and Subsidiary dated October 25, 2011 and filed October 28, 2011, and are in agreement with those statements.

Very truly yours,

/s/ Perry-Smith LLP

Sacramento, California

cc:                                 Mr. George Andrews

Audit Committee Chairman

Mission Community Bancorp and Subsidiary

3380 South Higuera Street

San Luis Obispo, California 93401